Exhibit 99.1

HNI Corporation	600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com

News Release

HNI CORPORATION COMPLETES ACQUISITION OF STEELCASE INC.

MUSCATINE, Iowa — December 10, 2025 — HNI Corporation (NYSE: HNI) announced today the completion of its acquisition of Steelcase Inc. (NYSE: SCS), uniting two industry leaders to meet the dynamic challenges and evolving needs of the workplace amid accelerating in-office work trends.

“We’re proud to announce the completion of the acquisition of Steelcase, which was strongly supported by the shareholders of both companies,” said Jeff Lorenger, HNI Corporation’s Chairman, President and Chief Executive Officer. “We are bringing together two highly respected companies with shared values, talented teams, strong financial profiles, and highly complementary capabilities—innovation, thought leadership, and operational excellence chief among them. This strong foundation, combined with expected synergies, will accelerate our ability to invest in long-term operational enhancements, digital transformation, and customer-centered buying experiences. We look forward to guiding the integration of HNI and Steelcase thoughtfully and in phases, leveraging a disciplined and proven approach informed by recent experience, while continuing to build on the iconic brands for which both companies are widely respected.”

The transaction strengthens HNI’s position, combining highly complementary portfolios, distribution networks, and capabilities to create an industry leading enterprise best suited to serve the needs of all customers. The combined business will have pro forma annual revenues of $5.8 billion.

For each share of Steelcase class A common stock owned immediately prior to the closing of the transaction, each Steelcase shareholder is receiving, at such shareholder’s election, without interest and subject to automatic adjustment, either: (a) $7.20 in cash and 0.2192 shares of HNI common stock; (b) $16.19 in cash and 0.0009 shares of HNI common stock; or (c) 0.3940 shares of HNI common stock. No fractional HNI common stock will be issued in the transaction, and holders of Steelcase class A common stock will receive cash in lieu of any fractional HNI common stock.

HNI Corporation will maintain its corporate headquarters in Muscatine, Iowa. Steelcase will maintain its headquarters in Grand Rapids, Michigan.

HNI’s Board of Directors has expanded from 10 to 12 directors, to include two former independent board members of Steelcase.

About HNI Corporation

HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is the thought leader in commercial furnishings and the preeminent global designer, innovator, and provider of workplace solutions going to market under unique brands serving multiple channels and customers from the largest multinational companies to small local businesses. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.